Exhibit 15.1

Our ref:VSL/660874-000001/19266199v1
Tel no.:	+852 3690 7513
Email:	vivian.lee@maples.com

KE Holdings Inc.
Oriental Electronic Technology Building
No. 2 Chuangye Road, Haidian District
Beijing 100086
People's Republic of China

6 April 2021

Dear Sirs

KE Holdings Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to KE Holdings Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2020 (“Form 20-F”).

We hereby consent to the reference of our name under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands” in the Form 20-F.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP